CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-185215) of our report dated May 20, 2013 relating to the balance sheets of Stevia First Corp. as of March 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ deficiency, and cash flows for the years then ended and for the period July 1, 2007 (inception) to March 31, 2013. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

Weinberg & Company, P.A.

Los Angeles, California

August 30, 2013